Exhibit 10.11

FIRST DATA CORPORATION

LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

[FirstName] [MI]. [LastName]	Option Number: [ ]
[Address]	Plan: [ ]
[City, State, Postal, Country]	ID: [ ]

Effective [Date of Grant], you have been granted a Non-Qualified Stock Option to buy [Shares Granted] shares of FIRST DATA CORPORATION (the Company) stock at [$Grant PriceUSD] per share.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
[Vest1]	On Vest Date	[Date1]	[Expiration Date]
[Vest2]	On Vest Date	[Date2]	[Expiration Date]
[Vest3]	On Vest Date	[Date3]	[Expiration Date]
[Vest4]	On Vest Date	[Date4]	[Expiration Date]

These options are granted under and governed by the Terms and Conditions of the First Data Corporation Long-Term Incentive Plan.

FIRST DATA CORPORATION

BY:
Michael T. Whealy, Secretary

NQO TERMS AND CONDITIONS

1.	Pursuant to the First Data Corporation 1992 Long-Term Incentive Plan (the “Plan”), First Data Corporation (the “Company”) hereby grants to you, as of the Date of Grant specified above, a nonqualified stock option to purchase the number of common shares (par value $0.01 per share) of the Company specified above at the option price per share specified above (which number of shares and price per share may be adjusted pursuant to Paragraph 6 below).

2.	Enclosed you will find a copy of the Plan which is incorporated in this instrument by reference and made a part hereof. The Plan should be carefully examined before any decision is made to exercise the option.

3.	Subject to the provisions of this Agreement and the applicable provisions of the Plan, you may exercise this option as follows:

a)	Unless otherwise determined by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company in its sole discretion, no part of this option may be exercised before the first Anniversary of the Date of Grant listed above or after the expiration of ten years from the Date of Grant set forth above;

b)	At any time or times on or after the first Anniversary of the Date of Grant listed above, you may exercise this option as to the number of shares which, when added to the shares as to which you have theretofore exercised this option, if any, will not exceed one-fourth (25%) of the total number of shares covered hereby;

c)	At any time or times on or after the second Anniversary of the Date of Grant listed above, you may exercise this option as to the number of shares which, when added to the shares as to which you have theretofore exercised this option, if any, will not exceed one-half (50%) of the total number of shares covered hereby; and

d)	At any time or times on or after the third Anniversary of the Date of Grant listed above, you may exercise this option as to the number of shares which, when added to the shares as to which you have theretofore exercised this option, if any, will not exceed three-fourths (75%) of the total number of shares covered hereby; and

e)	At any time or times on or after the fourth Anniversary of the Date of Grant listed above and thereafter through the Tenth Anniversary of the Date of Grant listed above, you may exercise this option as to the number of shares which, when added to the shares as to which you have theretofore exercised this option, if any, will not exceed the total number of shares covered hereby.

This	option may not be exercised for a fraction of a common share of the Company.

4.	This option may not be exercised by you unless all of the following conditions are met:

(a)	Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will be in compliance with the Securities Act of 1933, as amended, and applicable U.S. federal, state, local and foreign laws;

(b)	You must pay at the time of exercise the full purchase price for the shares being acquired hereunder, by (i) paying in United States dollars by cash (which may be in the form of a check, (ii) tendering common shares owned by you which have a fair market value equal to the full purchase price for the shares being acquired, such fair market value to be determined in such reasonable manner as may be provided from time to time by the Committee or as may be required in order to comply with or conform to the requirements of any applicable or relevant laws or regulations, (iii) paying in such other form as the Committee may determine in its sole discretion, or (iv) tendering a combination of the forms of payment provided for in Subparagraphs 4 (b) (i) through 4 (b) (iii) above; and

(c)	You must, at all times during the period beginning with the Date of Grant of this option and ending on the date of such exercise, have been employed by the Company or an Affiliate (as defined in the Plan), have served as a member of the Board or have been engaged in a period of Related Employment (as defined in the Plan), except that if you cease to be so employed, cease to serve as a member of the Board or terminate a period of Related Employment by reason of your disability, retirement or involuntary termination other than For Cause (as such terms are defined in the Plan and interpreted and administered by the Committee) while holding this option which has not expired and had not been fully exercised you may, at any time within three years of the date of the onset of such disability or retirement or within 90 days of your involuntary termination other than For Cause, as the case may be (but in no event after the expiration of ten years from the Date of Grant), exercise this option with respect to the number of shares, determined under Paragraph 3 above, as to which you could have exercised the option on the date of the onset of such disability or retirement or the date of your involuntary termination other than For Cause or with respect to such greater number of shares as determined by the Committee in its sole discretion, and any remaining portion of this option shall be canceled by the Company. In the event your employment by the Company or its Affiliates, your service as a member of the Board or your Related Employment terminates for reasons other than disability or retirement or involuntary termination other than For Cause as described in this Subparagraph 4(c) or death as described in Paragraph 5 below, this option shall be canceled by the Company. If you are rehired by the Company within 90 days of your involuntary termination other than For Cause, you are not considered to have terminated employment under the Plan.

5.	This option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you, except by will or the laws of descent and distribution and is exercisable during your lifetime only by you; provided, however, that as long as you continue to be an employee of the Company or an Affiliate (as defined in the Plan) this option may, to the extent it is then exercisable, be transferred by you without consideration (except in the case of a transfer to limited company or partnership which is a “Family Entity,” in which case such transfer may be in exchange for consideration permitted by this paragraph) and in accordance with the other provisions of this paragraph to (i) one or more individuals, each of whom is, as of the date of such transfer, a “Member of Your Family” or (ii) a “Family Entity” and, to the extent so transferred, your right to exercise this option shall thereafter be exercisable by such transferee(s) in accordance with the terms hereof.

As used in this paragraph, the term “Member of Your Family” shall mean any spouse, parent, child, stepchild, grandchild, sibling, mother and father-in-law, son and daughter-in-law, stepparent, grandparent, former spouse, niece, nephew, brother and sister-in-law, including adoptive relationships. As used in this paragraph, the term “Family Entity” shall mean a trust the beneficiaries of which consist solely of your and/or one or more Members of Your Family or a foundation, limited liability company or partnership (limited or general) whose members or partners, as the case may be, consist solely of your and/or one or more Members of Your Family. Subject to the other provisions of this paragraph, in the case of a transfer of this option to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made.

Any transfer of this option, or any portion hereof, shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgment by a member of the Committee of the Committee’s receipt and acceptance of such notice. Any transfer of this option, or any portion hereof, shall also be subject to the satisfaction of the Company’s General Counsel that such transfer will be in compliance with applicable law. If this option is transferred to a Member of Your Family or to a Family Entity pursuant to this paragraph, it shall not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Member of Your Family or Family Entity, as the case may be, except by will or the laws of descent and distribution. If you or a permitted transferee or anyone claiming under or through you or a permitted transferee attempts to violate this paragraph, such attempted violation shall be null and void, and the Company’s obligation to make any further payments (stock or cash) hereunder shall terminate. If at the time of your death this option has not been fully exercised, your estate or any person who acquires the right to exercise this option by permitted transfer, bequest or inheritance or by reason of your death may, at any time within one year after the date of your death (but in no event after the expiration of ten years from the Date of Grant), exercise this option with respect to the number of shares, determined under Paragraph 3 above, as to which you could have exercised this option at the time of your death, or with respect to such greater number of shares as determined by the Committee in its sole discretion. The applicable requirements of Paragraph 4 above must be satisfied at the time of such exercise. Subsequent to a transfer of this option, or a portion hereof, pursuant to this paragraph, any actions which would otherwise require your consent shall, with respect to the portion of this option so transferred, require only the consent of the transferee(s).

6.	In the event of any change in the outstanding common shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale by the Company of all or part of its assets, distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event occurring after the Date of Grant specified above and prior to its exercise in full, the number and kind of shares for which this option may then be exercised and the option price per share may or may not be adjusted so as to reflect such change, all as determined by the Committee in its sole discretion. In the event that the Company or any of its Affiliates is a participant in a corporate merger, consolidation or other similar transaction, neither the Company nor such Affiliate shall be obligated to cause any other participant in such transaction to assume this option or to substitute a new option for this option.

7.	It shall be a condition to the obligation of the Company to furnish common shares upon exercise of an option (a) that you (or any person acting under Paragraph 5 above) pay to the Company or its designee, upon its demand, in accordance with Paragraph 16(e) of the Plan, such amount as may be demanded for the purpose of satisfying its obligation or the obligation of any of its Affiliates or other person to withhold U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of the exercise of the option or the transfer of shares thereupon, and (b) that you (or any person acting under Paragraph 5 above) provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant. You may satisfy your obligation to pay such amount by authorizing the Company to withhold from the shares purchased by you pursuant to the exercise shares having a fair market value on the date of exercise equal to the withholding amount. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to furnish common shares upon exercise of the option.

8.

The term of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of payments hereunder); provided, however, that no such amendment shall adversely affect in a material manner any right of yours under this Agreement without your written consent, unless the Committee determines in its sole discretion that there have occurred or are about to occur significant changes in your position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its sole discretion to have or to be expected to have a substantial effect on the performance of the Company, or any subsidiary, affiliates, division, or department thereof, on the Plan or on this grant under the Plan. The Committee may, in its sole discretion, permit you to surrender this grant in order to exercise or realize the rights under other awards under the Plan, or in exchange for the grant of new awards under the Plan, or require you to surrender this grant as a condition precedent to the grant of new awards under the Plan.

9.	Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

10.	The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

11.	This agreement is subject to your execution of a Non-Solicitation Agreement in a form acceptable to the Company no later than the date of execution of this Agreement.